Exhibit 10.7

Modified Employment Agreement

April 15, 2003

Daryl Winter

Dear Daryl:

In connection with the desire of Sunesis Pharmaceuticals Incorporated (the “Company”) to realign certain reporting and staffing relationships within the Company, and in recognition that changes in your reporting relationships might trigger certain rights under your employment agreement entered into with the Company on or about March 23, 2000, we have discussed appropriate modifications to your employment agreement and have agreed on the following modified agreement:

1.                                       Position.

a.                                       You will continue to be employed as Senior Vice President & General Counsel of the Company, working out of the Company’s offices in South San Francisco, California. Instead of reporting directly to Chief Executive Officer Jim Young, you will report directly to Chief Operating Officer Dan Swisher, effective as of the date first written above. As General Counsel, you will continue to have overall responsibility for the Company’s corporate legal functions, including but not limited to, serving as Secretary of the Company’s Board of Directors and Corporate Secretary. The Company agrees that the change in reporting does not imply any change in your authority or in your independence, and that you will continue to select and supervise outside and in-house counsel representing the Company, as you have done since your hire.

b.                                      You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations or otherwise participating in civic, charitable or fraternal organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange. It is contemplated that you may serve on boards of directors of other, non-competitive companies, and the Sunesis Board of Directors will not unreasonably withhold its consent from such participation. Such participation shall not exceed the greater of six (6) days per year or such number of days as is required for you to serve on the board of directors of one such company.

c.                                       In the event that any of the following events occur, your reporting responsibility will change so that you report directly to the Company’s Chief Executive Officer:

(i)                                     Any of the following individuals cease holding their present positions, as listed in this subparagraph: Jim Young, Chief Executive Officer; Dan Swisher, Chief Operating Officer.

(ii)                                  The Company reasonably anticipates entering into any form of agreement, including but not limited to a binding or non-binding letter of intent, to engage in a transaction that will, if completed, result in a Change of Control as defined below.

(iii)                               You notify the CEO that you have concluded that reporting to any position other than the CEO is undermining your authority as General Counsel and the CEO believes it to be in the best interests of the Company that you report directly to the CEO.

2.                                       Compensation.

a.                                       Base Salary. You will be paid an annual salary that combines salary and the guaranteed bonus set forth in your original employment agreement, of not less than $251,000 (“base salary”) payable in two equal payments per month pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company). Your base salary will be reviewed annually for adjustment based on cost of living and merit, at the discretion of the Board of Directors, but will not be reduced.

b.                                      Bonus. You will be eligible to earn incentive bonuses based on achievement of objectives and in accordance with the Company’s executive bonus programs.

5.                                      Stock options.

a.                                       Initial Option Grant. In connection with the commencement of your employment the Company granted you an option to purchase 300,000 shares of the Company’s Common Stock (“Shares”). You and the Company agree that the grant and any previous exercise of options by you are governed by the option agreement, option grant, any purchase agreement and other documentation relating to such grant, exercise and/or purchase, and that all such documents remain in full force and effect according to their terms.

b.                                      Subsequent Option Grants. You have received an additional stock option grant of 120,000 shares, and such grant will continue to governed by its documentation. You will be eligible to participate in any stock option or other incentive programs available to officers or employees of the Company.

6.                                       Benefits.

a.                                       Insurance Benefits. The Company will provide you with standard medical and dental insurance benefits. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company’s standard form of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

b.                                      Vacation. You will be entitled to three weeks paid vacation per year, pro-rated for the remainder of this calendar year.

c.                                       Housing Expense. The Company has provided you a loan in the amount of $100,000 that is governed by its own documentation. You and the Company agree that the terms of the loan documentation continue in full force and effect.

d.                                      Professional Requirements. The Company will pay the costs of your State Bar dues, your required Continuing Legal Education courses and those professional education programs reasonably necessary for the performance of you duties as the Company’s chief legal officer. Your participation in such programs will be considered work time and the travel expenses associated with attendance at such conferences will be paid according to the Company’s expense reimbursement policies.

e.                                       Reimbursement of Legal Expenses. The Company will reimburse you the reasonable attorney’s fees and expenses you incur in obtaining legal advice and in the negotiating and drafting of this Modified Agreement, in an amount not to exceed three thousand dollars ($3,000.)

7.                                       Confidential Information And Invention Assignment Agreement.  You acknowledge that you have previously executed and delivered to an officer of the company, the company’s confidential information and invention assignment agreement, (the “confidentiality agreement”),and that the confidentiality agreement remains in full force and effect.

8.                                       Confidentiality of Terms. You agree to follow the company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice, and you may discuss it with other employees of the company on a need to know basis if required to carry out your duties as the company’s chief legal officer or at the request of the board of directors or any superior officer of the company.

9.                                       At-Will Employment. Your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. In addition, if you are terminated by the Company without “cause,” as defined below, then:

(i)                                     your annual base salary will continue to be paid in accordance with the Company’s standard payroll policies until the earlier of (A) twelve (12) months following the date of termination (nine (9) months following the date of termination if termination is more than six (6) months following the date first written above), or (B) your acceptance of other full-time employment at an equal or greater base salary. If you obtain full time employment at an annualized base salary less than the annualized base salary you were entitled to at the Company, then the Company will pay you the difference in monthly base salary on a monthly basis until the end of the Company’s severance pay obligation. You shall have no obligation to obtain other employment during the severance payment period;

(ii)                                  you will continue to receive benefits pursuant to the Company’s Benefit Plans, provided that such Benefit Plans permit continuation post-termination by payment of State or Federal COBRA premiums, at the Company’s expense until the earlier of (A) twelve (12)months following the date of termination (nine (9) months following the date of termination if termination is more than six (6) months following the date first written above), or (B) you are no longer eligible for State or Federal COBRA;

(iii)                               the number of shares exercisable under your outstanding options shall be measured as if the termination occurred twelve (12) months after the actual date of termination; and

(iv)                              you shall be entitled to the benefits described in subparagraphs (i), (ii) and (iii) above if you terminate employment on or before the expiration of 12 months from your start date, or within the first six (6) months after the date first written above, because of Effective Termination. Effective Termination shall mean: (A) without your express written consent, a significant reduction of your duties, position or responsibilities; or (B) without your express written consent, a substantial reduction of the facilities and perquisites (including office space and location); or (C) a material reduction by the Company of your base salary; or (D) a reduction by the Company in the kind or level of your benefits to which you are entitled with the result that your overall benefits package is significantly reduced; or (E) without your express written consent, the relocation of you to a facility or location more than one-hundred (100) miles from the Company’s current facility; or (F) if you are required by the rules of professional responsibility of your profession to resign as the Company’s attorney because of acts or omissions of the Company, its affiliate(s) or any of their employees, agents or Boards of Directors; or (G) failure by the Company to comply with paragraph 1(c) of this Modified Agreement or any of its subparts; or (H) any other material breach by the Company of this Modified Agreement or any other written agreement between the Company and you.

(v)                                 if, upon a change of control (as defined below) of the Company or at anytime within twelve (12) months following such change of control, you are terminated by the Company without cause or are Effectively Terminated, then upon such termination, vesting of the unvested portion of any stock option held by you or the Company’s right to repurchase stock under your stock purchase agreement(s) shall automatically be accelerated (or in the case of the right of repurchase, shall lapse) so that such options or shares, as applicable, shall become completely vested. In addition, if you are still providing services to the Company on the one-year anniversary following the change of control, the unvested portion of any stock option held by you or the Company’s right to repurchase stock under your stock purchase agreement(s) shall automatically be accelerated (or in the case of the right of repurchase, shall lapse) so that such options shall become completely vested. For the purposes of this Section 9(v), “Change of Control” shall mean a merger or reorganization of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, or a sale of securities of the Company, in which transaction the Company’s stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent. Notwithstanding the foregoing, if it is determined by the Company’s independent public accountants that such accelerated vesting would preclude accounting for the change of control as a pooling of interests for financial accounting purposes, and it is a condition to the closing of the change of control that the transaction be accounted for as a pooling of interests, then the accelerated vesting shall not occur pursuant to this section (v) but shall be accelerated at the earliest time which will not preclude accounting as a pooling of interests.

10.                                 Definition of “Cause.”

“Cause” to terminate your employment is defined as follows:

(A)                              your deliberate refusal to substantially perform the duties associated with your position;

(B)                                your personally engaging in conduct that you intend to be seriously injurious to the Company, its affiliates or employees;

(C)                                your knowing violation of a federal or state law or regulation applicable to the business of the Company

(D)                               your being convicted of a felony under the laws of the United States or any State, or the misappropriation of material property belong to, the Company or its affiliates; or

(E)                                 your knowingly and intentionally breaching in any material respect the terms of your Proprietary Information Agreement.

11.                                 Definition of “Disability.”

“Disability” means a mental or physical impairment, which in the good faith judgment of the Board of Directors of the Company, prevents you from performing the responsibilities and duties of your position to their satisfaction for a period of forty-five (45) consecutive days or ninety (90) days during any twelve-month period.

Your stock option agreements and/or stock purchase agreements will reflect the vesting acceleration and change of control provisions recited in this Agreement, but if they do not so state, then the teens of this agreement will prevail.

To indicate your acceptance of this modified agreement, please sign and date this letter in the space provided below and return it to me. This letter, together with the Confidentiality Agreement, your stock option agreements and grants, stock purchase agreement, and loan agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

SUNESIS PHARMACEUTICALS INCORPORATED

By:

Title:

AGREED AND ACCEPTED:

DARYL WINTER

Signature

Date